                                                                    EXHIBIT 12.5

                             COMCAST MO GROUP, INC.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
                                  (Unaudited)

                                   Nine Months         Year           Period
                                      ended           ended           ended
                                  September 30,    December 31,     December 31,
                                      2002             2001            2000(a)
                                  -------------    ------------     ------------
Income before income taxes            $244             $712             $ --

Add fixed charges                      159              180               --

Total earnings before income
   taxes and fixed charges            $403             $892               --

Fixed charges:

Interest expense                      $159             $180               --

Ratio of earnings to fixed
   charges                            2.53              5.0                 (b)

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(a) Data is from date of acquisition of MediaOne Group by AT&T Corporation on
    June 15, 2000 through December 31, 2000.

(b) Comcast MO Group's loss for the period ended December 31, 2000 was inadequate to cover fixed charges in the amount of $0.4 billion.